                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. )*

                         CENTURY BUSINESS SERVICES, INC.
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                                (Name of Issuer)

                                  COMMON STOCK
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                         (Title of Class of Securities)

                                  458 875 10 1
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                                 (CUSIP Number)

                                December 31, 1998
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              Date of Event Which Requires Filing of this Statement

Check the appropriate box to designate the rule pursuant to which this Schedule is Filed:

         [ ]   Rule 13d-1(b)
         [X]   Rule 13d-1(c)
         [ ]   Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





                                Page 1 of 5 Pages

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                                  SCHEDULE 13G


CUSIP No. 458 875 10 1                                         Page 2 of 5 Pages
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          1    NAME OF REPORTING PERSON
               S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Joseph E. LoConti
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          2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]
                                                                         (b) [ ]
               N/A
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          3    SEC USE ONLY


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          4    CITIZENSHIP OR PLACE OF ORGANIZATION

               United States
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      NUMBER OF            5    SOLE VOTING POWER
       SHARES
    BENEFICIALLY                4,695,569
      OWNED BY      ------------------------------------------------------------
        EACH               6    SHARED VOTING POWER
      REPORTING
     PERSON WITH                None
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                           7    SOLE DISPOSITIVE POWER

                                4,695,569
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                           8    SHARED DISPOSITIVE POWER

                                None
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          9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               4,695,569
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         10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
               EXCLUDES CERTAIN SHARES                                       [ ]

               N/A
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         11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               6.4%
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         12    TYPE OF REPORTING PERSON*

               IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

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This filing on Schedule 13G supersedes the filings on Schedule 13D, as amended, and initially filed on or about October 25, 1996, and is filed as a consequence to amendments to Rule 13d-1 effective February 17, 1998.

Item 1.
         (a)   Issuer:                               Century Business Services, Inc.
         (b)   Principal executive office:           6480 Rockside Woods Blvd., South, Suite 330
                                                     Cleveland, Ohio  44131
Item 2.
         (a)   Person filing:                        Joseph E. LoConti
         (b)   Principal business office:            10055 Sweet Valley Drive, Valley View, Ohio  44125

         (c)   Citizenship:                          United States of America
         (d)   Class:                                Common Shares
         (e)   CUSIP:                                458 875 10 1

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

           (a)    [ ] Broker or Dealer

           (b)    [ ] Bank

           (c)    [ ] Insurance Company

           (d)    [ ] Investment Company

           (e)    [ ] Investment Adviser

           (f)    [ ] Employee Benefit Plan, Pension Fund or Endowment Fund

           (g)    [ ] Parent Holding Company

           (h)    [ ] A savings association as defined in Section 3(b) of
                      the Federal Deposit Insurance Act

           (i)    [ ] A church plan that is excluded from the definition of
                      an investment company under Section 3(c)(14) of the Investment Company Act

           (j)    [ ] Group



                                Page 3 of 5 Pages

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Item 4.    Ownership.

           (a)    Amount beneficially owned as of December 31, 1998:                    4,695,569 Shares

           (b)    Percent of class:                                                     6.4%

           (c)    (i)   Sole power to vote or direct vote:                              4,695,569 (includes warrants
                                                                                        and options to acquire 461,200 shares)

                  (ii)  Shared power to vote or direct vote:                            None

                  (iii) Sole power to dispose or direct disposition:                    4,695,569 (includes warrants
                                                                                        and options to acquire 461,200 shares)

                  (iv)  Shared power to dispose or direct disposition:                  None


Item 5.    Ownership of Five Percent or Less of a Class:                                Not Applicable


Item 6.    Ownership of More than Five Percent on Behalf of Another
           Person:                                                                      Not Applicable


Item 7.    Identification and Classification of the Subsidiary Which
           Acquired the Security Being Reported on By the Parent
           Holding Company:                                                             Not Applicable


Item 8.    Identification and Classification of Members of the Group:                   Not Applicable


Item 9.    Notice of Dissolution of Group:                                              Not Applicable



                                Page 4 of 5 Pages

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Item 10.  Certification

           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired for the purpose of with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having that purposes or effect.




                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                            February 12 , 1999
                                            --------------------------
                                            Date


                                            /s/ Joseph E. LoConti
                                            --------------------------
                                            Joseph E. LoConti


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